CREATIVE HOLDINGS & MARKETING CORP.
                                  2702 Oleander
                                    Suite 200
                             Myrtle Beach, SC 29577

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                                Letter of Intent
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October 4, 2004


Mr. Peter Scalise III President & C.E.O.
Top Gun Sports & Entertainment, Inc.

Dear Sirs:

         This letter outlines a proposal whereby Altrimega Health Corporation, d/b/a/ Creative Holdings & Marketing Corporation, ("Creative"), a Nevada corporation in good standing with offices at 2702 Oleander Street, Suite 200, Myrtle Beach, SC 29577 will acquire 100% of the outstanding shares of Top Gun Sports & Entertainment, Inc. ("TGSE"), a Nevada corporation in good standing, subject to and encompassing the following terms and conditions.

1. Creative will issue approximately twenty-six million (26,000,000) shares of its common stock to the shareholders of TGSE in exchange for 100% of the issued and outstanding stock of TGSE. TGSE will execute a simultaneous closing with Top Gun Sports & Entertainment, Inc. a Delaware corporation, ("TopGun").

2. Creative currently is affecting a 1-for-1000 reverse stock split of its issued and outstanding shares that will reduce its issued and outstanding shares to approximately 49,140 shares. Prior to Closing, Creative will submit a 14C filing with to the S.E.C. for review that would change the name of the corporation to Top Gun Sports & Entertainment, Inc. and increase the authorized capitalization to 250,000,000.

3. Creative will provide a best efforts financing to sell 1) an Aggregate $750,000 convertible debenture (convertible at $0.50 per share with an attached warrant to exercise at $1.50 per share); 2) a private placement of $750,000 consisting of units of Common Stock at $0.75 per share and Common Stock Purchase Warrants with exercise prices at $1.50 per share, and 3) a $1,000,000 to $5,000,000 mini/max secondary offering at the price of $1.00 per share.

4. The proposed transaction set forth herein are subject to the following conditions:

      (a) Verification to the satisfaction of Creative and its counsel or advisors of the financial condition, liabilities, assets, business prospects, sales margins, customer relations, employee matters, litigation, contractual obligations, proprietary rights, and other matters as deemed appropriate by the stockholders of Creative.

      (b) Approval of the final merger agreement by a majority of shareholders of Creative and all shareholders of TGSE, TopGun and by any required suppliers, creditors, customers or regulatory authorities.

      (c) The Closing of the $750,000 bridge financing on the terms stated above.

      (d) Creative shall represent that it is current in its reports due under the Securities Exchange Act of 1934, as amended, and that it will have no material assets or liabilities at the time of Closing.


5. Subject to the requirements of law, any news release or other public statements by Creative or TGSE pertaining to the proposed transactions shall be approved in writing by all parties prior to the release of such information.

6. This agreement shall be governed under the laws of the State of New York.

7. This agreement may be executed in counterparts by the parties.

8. Each party shall bear its own expenses in connection with the transactions contemplated.

9. Final agreement shall be executed within 21 days after the date hereof.

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10. Each party hereto shall indemnify and hold harmless the other party at all times after the date hereof against and in respect to any liability, damage or deficiency, all actions, suits proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney's fees incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty for non-fulfillment of any agreement on the part of such party hereunder or under the terms of the final Agreement. Subject to the terms of this Letter of the final Agreement contemplated between the parties, the defaulting party shall reimburse the other party on demand for any reasonable payments made by said party at any time after the date of this Letter or of the final Agreement in respect to liability or claim to which the foregoing indemnity relates, provided that such payment is made after reasonable notice to the other party or satisfy the same and such party shall fail to do so.

It is understood that this Letter merely constitutes a statement of the mutual intentions of the parties with respect to the proposed transactions and does not contain all matters upon which agreement must be reached in order for the proposed transactions to be consummated and except for paragraphs 5,8 & 9 creates no binding rights in favor of any party.

If the foregoing is acceptable, would you please indicate by signing a copy of this Letter and returning it to the undersigned.

Very Truly Yours,

By:_______________________________________________________

Title:____________________________________________________

Agreed and accepted this the _______ day of October, 2004.

Top Gun Sports & Entertainment, a Nevada corporation

By:_______________________________________________________

Title:____________________________________________________

Agreed and accepted this the _______ day of October, 2004.

Top Gun Sports & Entertainment, Inc.

By:________________________________________________________

Title:_____________________________________________________


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